Exhibit 99.1

Altisource Residential Corporation Announces William C. Erbey will Step Down as Chairman of the Board; Appoints David B. Reiner as New Chairman

FREDERIKSTED, U.S. Virgin Islands, December 22, 2014 (GLOBE NEWSWIRE) – Altisource Residential Corporation (“Residential” or the “Company”) (NYSE: RESI) today announced that William C. Erbey is stepping down from his position as Director and Chairman of the Board of Directors of the Company, effective January 16, 2015. The Company also announced that David B. Reiner, a current independent Director of the Company, has been appointed Chairman, effective January 16, 2015. Mr. Erbey, who has been Chairman since inception, is stepping down in connection with the Consent Order entered into by Ocwen Financial Corporation with the New York Department of Financial Services.

William C. Erbey said, “I am extremely proud of Residential’s growth and shareholder returns since we commenced operations. I am comforted by the fact that I leave Residential in capable hands. Residential has built a solid foundation to continue to be a leader in the single-family rental industry.”

Ashish Pandey, Chief Executive Officer, stated “We are extremely appreciative of the guidance and vision Bill has provided as Chairman.” Mr. Pandey added, “We look forward to David’s continued service as Director and our new Chairman. His industry expertise and a 35-year proven track record will benefit Residential and its shareholders.”

Mr. Reiner stated, “I am honored to serve as Chairman of Residential. While no one can truly fill Bill’s shoes, he leaves Residential in strong hands. Residential is well positioned to move forward and excel in this growing and dynamic industry.”

Mr. Reiner has been a Director of Residential and has served as the Chairman of the Compensation Committee and a member of the Audit Committee and Nomination/Governance Committee since 2012. Mr. Reiner currently is a Managing Director with Regional Real Estate Investment Corporation (“RREIC”), a registered investment advisor. Prior to joining RREIC, Mr. Reiner served as a Managing Director of Grosvenor Investment Management US Inc. (“GIM”), a real estate investment company, and was a co-founder and Managing Director of Legg Mason Real Estate Investors, Inc. Mr. Reiner holds a Bachelor of Arts from the University of South Carolina and a Juris Doctorate from George Mason University School of Law. He also completed graduate work in international affairs and economics at the Fletcher School of Law & Diplomacy at Tufts University and the Johns Hopkins School of Advanced International Studies.

About Residential

Residential is focused on providing affordable rental homes to families throughout the United States. It acquires single-family properties primarily through the purchase of distressed mortgage loan portfolios. Residential’s strategy is to work with borrowers to modify and refinance loans to keep them in their homes and convert the majority of unmodified loans into renovated rental properties. Additional information is available at www.altisourceresi.com.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Residential undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Residential’s ability to implement its business plan; Residential’s ability to leverage strategic relationships on an efficient and cost-effective basis; its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Residential’s Registration Statement on Form 10, its annual reports on Form 10-K, its quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	Robin N. Lowe
Chief Financial Officer
T: 345-815-9919
E: Robin.Lowe@AltisourceAMC.com